Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors

First Bankshares, Inc.

Suffolk, Virginia

We consent to the incorporation by reference in the registration statement of First Bankshares, Inc. on Form S-8 (File No. 333-153118) of our report dated February 10, 2009, relating to the consolidated balance sheets of First Bankshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008.

/s/ Witt Mares, PLC

Witt Mares, PLC

Norfolk, Virginia

June 10, 2009